Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Announces Changes in Technical Personnel

HOUSTON, December 18, 2008 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced changes in the way the Company approaches its technical functions. To reflect the status of ERHC’s technical operations and realize cost efficiencies, the post of Vice President Technical will no longer be a full-time position.

“With technical activities related to our Gulf of Guinea assets at an advanced stage, we can reduce costs without compromising the execution of our technical responsibilities,” said ERHC Chief Operating Officer Peter Ntephe.

Effective January 1, 2009, Daniel Gralla will manage ERHC’s technical functions on a part-time basis as Vice President Technical. The change comes in conjunction with the expiration of Jim Ledbetter’s contract of employment.

“We thank Mr. Ledbetter for his contributions that helped to put ERHC in a position to realize the value of its assets in the Gulf of Guinea,” said Ntephe.

Mr. Gralla, who has 23 years of oil and gas experience in the U.S. and internationally (including in West Africa), will manage ERHC’s technical and engineering matters. Mr. Gralla has provided technical consultancy services to ERHC in evaluating prospective acquisitions over the past few months.

Recently, Mr. Gralla coordinated bringing various North American prospects to production for Aspect Energy, LLC. He also served as an engineering consultant both domestically and internationally for Kerr-McGee, Arco and ConocoPhillips, involved in field development, acquisitions and project economic analysis.

Mr. Gralla earned a Bachelor’s Degree in Petroleum Engineering from the Colorado School of Mines.

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

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5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com